SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2006  (September 6, 2006)

Furniture Brands International, Inc.
(Exact name of Registrant as specified in charter)

Delaware	I-91	43-0337683
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105
(Address of principal executive offices) (zip code)

(314) 863-1100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On September 6, 2006, the Company adjusted the guidance provided in late July by announcing that it expected net sales to be slightly positive versus the year ago period; however, the Company revised its earnings forecast to net earnings per share of 9 to 13 cents including the effect of 7 cents of previously disclosed restructuring, asset impairment and severance charges as well as the effect of 3 cents in increased interest expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter.

Not reflected in these numbers is the net effect of a reversal of $1.8 million in tariffs paid on products from certain offshore vendors. The timing of the reversal will depend on publication of a court ruling in the Federal Register, and the Company is unable to determine if this will occur in the third quarter.

Also not reflected in these numbers is the possible effect of a litigation matter originating over ten years ago decided adversely to the Company last week. At this point the Company does not have enough information to make an adjustment to its reserve account, but the increase in reserves could range from zero to $4.7 million.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibit

	99	Press Release, dated September 6, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Steven W. Alstadt
Steven W. Alstadt
Controller and Chief Accounting Officer

Dated: September 8, 2006

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release, dated September 6, 2006